                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration Nos. 333-86212
                                                                  333-86212-01

PROSPECTUS SUPPLEMENT NO. 3

                                  $175,000,000

                                GATX Corporation

                     7.5% Convertible Senior Notes due 2007
                     Fully and Unconditionally Guaranteed by
                           GATX Financial Corporation
                                       and

                             Shares of Common Stock
                  issuable upon conversion of the Senior Notes

         This prospectus supplement supplements the prospectus dated June 19, 2002 of GATX Corporation and GATX Financial Corporation, as supplemented by prospectus supplement no. 1 dated June 26, 2002 and prospectus supplement no. 2 dated July 3, 2002, relating to the sale by certain holders of our 7.5% convertible senior notes due 2007 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus as supplemented to date. This prospectus supplement is qualified by reference to the prospectus as so supplemented except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus as so supplemented. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

         The table of Selling Holders contained in the prospectus is hereby amended to add the entities named below as Selling Holders:

                                                            Principal Amount of
                                                            Notes Beneficially           Number of Shares
                                                                Owned That               of Common Stock
    Name of Selling Holder                                     May be Sold               That May be Sold
    ----------------------                                     -----------               ----------------
Drake Offshore Master Fund                                      $4,000,000                     117,336
KBC Financial Products USA Inc.                                 $2,500,000                      73,335

         In addition, the following line item in the table of Selling Holders contained in the prospectus is hereby amended as follows:

                                                            Principal Amount of
                                                            Notes Beneficially            Number of Shares
                                                                Owned That                 of Common Stock
            Name of Selling Holder                              May be Sold               That May be Sold
            ----------------------                              -----------               ----------------
Zurich Institutional Benchmarks Master Fund Ltd.                 $1,500,000                     44,001
  c/o TQA Investors LLC

         Investing in the notes and our common stock involves risks. See "Risk Factors" beginning on page 5 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

             The date of this prospectus supplement is July 23, 2002